Exhibit 10.3

15 March 2018

Dear Georgina

I am pleased to confirm our offer to you to join Henderson Administration Limited (the Company) on the following terms, subject to:

•proof that you are entitled to work in the United Kingdom:
•the Company's satisfaction with the outcome of reference, criminal records and other pre-employment checks as required by the Company.

For the avoidance of doubt, the above conditions must be satisfied prior to the commencement of your employment. If you are unable to satisfy these conditions this Agreement will not take effect.

In order to prove your entitlement to work in the UK, you must, prior to the commencement of your employment, produce the original of your passport (and biometric residence permit, if you have one) for copying by us.

In addition, because of the nature of your position, the Company may determine that your employment should be subject to the acceptance of your application for registration by the Financial Conduct Authority (FCA). In view of this, you are required to complete and return the enclosed FCA form.

Under the FCA rules, the Company is required to ensure that appropriate employees have, or undergo training to acquire, the requisite knowledge and skills to enable them to perform their duties competently and with due regard to the needs of their clients and the requirements of the Financial Services and Markets Act 2000.

Accordingly, if the Company determines that your role requires you to be registered with the FCA, upon taking up your employment, you will be provided with appropriate induction training to enable you to gain sufficient knowledge of Janus Henderson's products, funds and procedures. Following that you will need to demonstrate continuously that you remain Threshold Competent. Should you at any stage fail to maintain Threshold Competence, the Company may terminate your employment.

Henderson Administration Limited

201 Bishopsgate, London, EC2M 3AE, United Kingdom

T +44 (0)20 7818 1818 F +44 (0)20 7818 1819

janushenderson.com

Henderson Administration Limited Registered office as above. Registered in England and Wales (registration number 290577) We may record phone calls for our mutual protection and to improve customer service

The following terms include the statutory particulars we are required to give you in accordance with the terms of the Employment Rights Act 1996, which, together with the contractual sections of the Employee Handbook make up your contract of employment (the Agreement). Where there is any conflict between the statement of terms of employment and the contractual sections of the Employee Handbook the statement of terms will apply. We do not automatically send out copies of the Employee Handbook, as it is available on Shared Space (the Company's intranet).If you wish to see a copy before accepting this offer, please let me know.

1.	Date of commencement of employment

1.1	Your employment with the Company will, subject to the conditions above, commence on a date to be mutually agreed between you and the Company. The mutually agreed date should be entered where indicated on the copy of this letter which you return as signifying acceptance of these terms (such date being the Commencement Date).

1.2	Your period of continuous employment for the purposes of the Employment Rights Act 1996 will begin on the Commencement Date.

2.Duties

2.1	Your Job title is Chief Risk Officer and you will perform and observe such duties as may from time to time be required of you by the Company. The Company reserves the right to change reporting lines and change, add or withdraw duties subject to giving you prior notice.

2.2	You consent to the secondment or transfer of your employment under this Agreement to an Associated Employer (within the meaning of the Employment Rights Act 1996) at any time during your employment.

2.3The Company has the right to require you to remain away from the office at any time and for any period, provided that the Company continues to pay your Basic Salary during such period.

2.4	You agree that you will act in the best interests of the Janus Henderson Group at all times during your employment.

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3.	Remuneration and benefits
3.1	Basic salary

3.1.1	Your initial basic salary will be £250,000 per annum (Basic Salary) payable in equal monthly instalments in arrears on the 25th day of each month to a bank account in the UK, as directed by you. If you join or leave the Company part way through a month you will be paid for the number of working days worked in that month. The method for calculating a day's pay for these purposes will be your Basic Salary (or, if applicable, your Adjusted Salary (defined below)) divided by 260. Where you have agreed with the Company that your Basic Salary will be reduced as part of a salary sacrifice arrangement, you will be paid instead an “Adjusted Salary", being the Basic Salary less the authorised reduction.

3.1.2Salaries are reviewed in the first quarter of each year and your salary will first be reviewed in 2019. The Company would, however, have no obligation to increase your salary consequent on any such review.

3.2	Discretionary and Guaranteed Bonus

3.2.1	You will be eligible to be considered for an annual discretionary bonus under the Company's bonus scheme in place from time to time. To be eligible to receive any award, you must be in employment with, and not have given notice of termination to, or received notice of termination from, the Company for any reason whatsoever by the date payment would otherwise be made. Any award will be entirely at the discretion of the Company and is not part of your contractual remuneration and is not pensionable.
3.2.2	Award of bonuses (if any) is usually made in the first quarter of each year, and any awards which are made are determined by reference to performance in the calendar year (the Performance Year) preceding the award.

3.2.3The amount and form of any discretionary bonus award will be determined by the Company in its absolute discretion taking into account such factors as the Company considers. from time to time, to be appropriate, which may include the performance of Janus Henderson Group pie and the relevant business area, and the performance, contribution and conduct of the individual.
3.2.4	The fact that the Company may pay you a bonus in one year does not mean that you will receive a bonus in any later year, and you should not expect this. The Company has the right in its absolute discretion to amend any aspect of the scheme or to withdraw it completely and in particular (without limitation) the Company may impose conditions in relation to forfeiture and/or clawback.

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3.2.5	Notwithstanding the discretionary nature of the bonus scheme and subject to the provisions of this clause, you will be eligible for the award of a guaranteed bonus of GBP 900,000 in respect of the 2018 Performance Year (the Guaranteed Bonus). Award of the Guaranteed Bonus will be made in the first quarter of 2019 (such date of payment being the Guaranteed Bonus Award Date) subject to you:
a)	remaining in employment and not having given or received notice of termination of employment (other than notice of termination by reason of redundancy or ill health) by or on the Guaranteed Bonus Award Date; and

b)	not being subject to the Company's disciplinary procedure (which incorporates the performance management procedure) by or on the Guaranteed Bonus Award Date (unless no sanctions are imposed on you as an outcome of such disciplinary procedure, in which case the Guaranteed Bonus will be paid when due or following the completion of the disciplinary procedure, if later); and

c)	meeting to the Company's satisfaction, all performance objectives as stipulated by the Company (including but not limited to those set out in your Performance Agreement, if relevant).

3.2.6	For the avoidance of doubt, the award of the Guaranteed Bonus replaces and is not in addition to a bonus under the Company's discretionary bonus plan in respect of the 2018 Performance Year. You will first be eligible to be considered for a discretionary bonus under the Company's discretionary bonus plan in respect of the 2019 Performance Year.

3.3	Buy Out Award

3.3.1Subject to the provisions of this clause, you will be granted an award of shares in Janus Henderson Group pie in compensation for awards granted by your previous employer which you will forfeit by reason of leaving your previous employment (the Buy Out Award).

3.3.2	Prior to the Buy Out Award being made (and by no later than the commencement of your employment with the Company) you must provide evidence satisfactory to the Company of the value of the awards granted by your previous employer which you have been formally notified that you will forfeit as a result of leaving such employment and commencing employment with the Company (the Forfeited Awards).

3.3.3	Following your compliance with the terms of the sub clause above, the Company will calculate the value of the Buy Out Award on, or shortly after, the commencement of your employment with the Company, such calculation

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being in the Company's absolute discretion. The total value of the Buy Out Award will in any event not exceed USD 2,200,000 and will be made in number of tranches (each a Tranche). The Buy Out Award will be in the form of shares in Janus Henderson Group plc (the Shares) with a value equivalent to the value of the Forfeited Awards (which will be calculated by reference to the NYSE mid-market price at the close of business on the day immediately preceding the date of grant) with such shares vesting on the dates and in the same proportions as the Forfeited Awards.

3.3.4	The Buy Out Award will be made to you under and subject to the rules of the Janus Henderson Group Plc Restricted Share Plan (the RSP Rules). In the event of any conflict between the RSP Rules and the terms of this Agreement, the RSP Rules will override the terms of this Agreement. Capitalised terms used within this clause that are not otherwise defined, are defined in the RSP Rules.

3.3.5Payment of each Tranche of the Buy Out Award is strictly subject to the following conditions (the Buy Out Award Conditions):

a)you remaining in employment and not having given or received notice of termination of employment for any reason on or before the relevant payment and/or vesting dates; and

b)	you not being subject to the Company's disciplinary procedure on or before the applicable vesting date (unless no sanctions are imposed on you as a result of such disciplinary procedure, in which case the Buy Out Award will vest, if otherwise due, on the applicable vesting date or following the completion of the disciplinary procedure, if later); and

c)	you must have acquired (or maintained, if already acquired) the necessary regulatory approval by the relevant payment and/or vesting dates.

3.3.6In the event of any dispute over whether any Tranche of the Buy Out Award will vest, the Company’s view will prevail.

3.3.7The period of time between the Date of Grant and each Vesting Date is the Restricted Period. During the Restricted Period the Shares will be held in a trust. Prior to the Vesting Date, you will have a conditional right to receive the Shares only, rather than any beneficial interest, and will have no right to receive dividends or other such rights of ownership.

3.4	Restricted Share Plan Award

3.4.1The Janus Henderson Compensation Committee (the Committee} has approved the grant of a special incentive award (the RSP Award) to be made to you

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under and subject to the RSP Rules. If there is any conflict between the RSP Rules and the terms of this Agreement, the RSP Rules will override the terms of this Agreement. The terms of the RSP Award are as follows:

3.4.2You will be granted an RSP Award over shares in Janus Henderson Group with a face value of GBP 750,000 (the RSP Shares). The number of shares pertaining to the RSP Award will be calculated by reference to the NYSE mid market price at the close of business on the day immediately preceding the RSP Grant Date.

3.4.3	For the purposes of this letter, the Award will be deemed to have an effective date of grant of I June 2018 or, if later, the first working day of the month in which you commence employment with the Company (the RSP Grant Date).

3.4.4	The RSP Shares will vest in three equal tranches on the following dates:

Tranche	Face value at date of grant	Vesting Date
Tranche 1	GBP250,000	I June* 2021
Tranche 2	GBP250,000	I June* 2022
Tranche 3	GBP250,000	1 June* 2023

•or, if later, the relevant anniversaries or the first working day or the month in which you commence employment with the Company

(each separately, the Vesting Date), subject to:

a)	you remaining in employment and not having given or received notice of termination of employment on or by the relevant Vesting Date; and

d)	you not being subject to the Company's disciplinary procedure on or before the applicable vesting date (unless no sanctions are imposed on you as a result of such disciplinary procedure, in which case the RSP Award will vest, if otherwise due, on the applicable vesting date or following the completion of the disciplinary procedure, if later); and

e)	you must have acquired (or maintained, if already acquired) the necessary regulatory approval by the relevant payment and/or vesting dates.

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3.4.5	For the avoidance of doubt:

a)	there will be no additional performance conditions associated with the RSP Award;
b)	the Award is subject to the Malus and Claw-Back provisions as outlined in the RSP Rules
c)	the Award will also remain subject to any provisions that are required, either now or in the future, in order to comply with any relevant remuneration code;

d)	the Shares will remain in trust until the Vesting Date;
e)	prior to vesting, you will have no right to receive dividends or other rights of ownership
f)	the Award may, on vesting, be subject to income tax and social security deductions which will either be withheld by the Company (if it is legally required to do so), or otherwise directly settled by you, before ownership of the net Shares is transferred to you.

3.5	Incentive schemes and remuneration policies

3.5.1	Any proportion of any award or payment (including any Guaranteed Bonus) may at the Company's discretion be paid in the form of shares in Janus Henderson Group plc or other instruments. The Company may require you to defer a proportion of any award or payment into the Company's deferral scheme from time to time in force. The terms of the current deferral scheme will be communicated to you in the event that any award or payment reaches the appropriate deferral threshold.
3.5.2If, on termination of employment (whether lawfully or in breach of contract) you lose any award, or any of the rights or benefits under any incentive, deferral or other scheme in which you have participated during your employment (including rights or benefits which you would not have lost had your employment not terminated) you will not be entitled, by way of compensation for loss of office, breach of contract or otherwise, to any compensation for the loss of any such award, rights or benefits.
3.5.3	If the amount of any award or payment made to you pursuant to your employment exceeds any maximum amount that may be paid to you pursuant to any law or relevant regulation in effect at the time of such award or payment (or vesting thereof), your eligibility or entitlement (as relevant) will be reduced to the maximum amount allowed under such law or regulation and the Company's obligations to make any such award or payment will be reduced accordingly. You agree that if such a payment or award has already been received by you, you will on demand repay any excess above the maximum permitted amount (less any tax already paid).

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3.5.4	The provisions of this ‘Incentive schemes and remuneration policies’ clause apply not only to any awards and payments referred to in this Agreement but also to any awards and payments made to you subsequently, irrespective of whether the provisions of this clause are repeated in any notification relating to such awards or payments. For the avoidance of doubt, 'awards' and ‘payments’ may include (but are not limited to) guaranteed bonuses and salary.
3.6Medical Cover

3.6.1	The Company will pay for single medical cover for you with our chosen provider. Entrance to the scheme is subject to the rules of the scheme which may change from time to time. Details of the scheme will be available upon joining. and you will need to apply to join the scheme before receiving cover under it. Any benefit in kind (BIK) that you receive will be processed through payroll from enrolment. We have the right in our absolute discretion to amend the terms of the scheme or to withdraw it completely.

3.7	Pension scheme

3.7.1	You will automatically join the money purchase section of the UK staff pension scheme, subject to the rules of the scheme. A copy of the Pension Scheme Booklet which sets out the rules of the scheme is enclosed. You should familiarise yourself with this document.

3.7.2The Company reserves the right to amend or discontinue the pension scheme or its rules at any time, subject to having given the employees affected prior notice.

3.7.3	The trustees of the pension scheme and their advisers and administrators (as detailed in the Annual Scheme Report and Accounts) will need to process certain data about you. These may include items which are categorised as personal data and sensitive personal data under the Data Protection Act 1998 such as medical details or death benefit nominations. You accept that the trustees and their advisers and administrators need this data to calculate and pay benefits for statistical purposes for reference purposes and to administer the pension scheme as a whole. By signing this contract you agree to this processing taking place.
4.	Absence from work
4.1	Sickness or injury

4.1.1	If you are ill or injured and unable to attend work, you must notify your manager within one hour of your contractual start time, on each day of your absence where this is for seven calendar days or fewer. You must return to

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work as soon as you are fit to do so. Full details of the procedures in case of sickness or injury are set out in the Employee Handbook, which will be available to you on the Company's intranet.

4.2	Sick Pay

4.2.l    You may be entitled to receive Company Sick Pay under the Company Sick Pay Policy as a discretionary entitlement to your full salary and contractual benefits.

4.2.2   Any payments made by the Company on account of absence through sickness or injury will be inclusive of any entitlements you may have to Statutory Sick Pay and will be reduced by any benefits to which you may be entitled from the Department for Work and Pensions (DWP) as a result of such sickness or injury (whether or not claimed or recovered). You should claim any benefits due from the DWP.

4.3	Medical examinations/reports

4.3.l   We have the right to require you at any stage of absence to produce a medical certificate and/or we may require you at any time to undergo a medical examination by your own registered medical practitioner subject to your consent and your rights under the Access to Medical Reports Act. We also have the right to require you to undergo a medical examination by a registered medical practitioner of our own choice and at our own expense. You agree that such medical practitioner may disclose to us and discuss with us or a Company medical advisor the result of such examination and any matters which arise from it particularly any matters which in his/her opinion might hinder or prevent you (if during a period of incapacity) from returning to work or (in other circumstances) from efficiently performing any of your contractual duties.

5.	Hours of work
5.1	Your standard working week is 35 hours: 9.00 am to 5.00 pm, Monday to Friday, with a one hour break for lunch.

5.2	The Company reserves the right to alter established working hours to meet business contingencies. From time to time, you may be required to work additional hours for the proper performance of your duties. You will not be entitled to additional remuneration for working outside your standard hours of work.

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6.	Holidays

6.1	The Company's holiday year runs from 1 January to 31 December.

6.2	Your annual holiday entitlement is 30 days, in addition to the usual public holidays. This includes your statutory holiday entitlement.

6.3	Your annual holiday entitlement accrues at the rate of 1/365th per calendar day. If you join the Company or your holiday entitlement changes part way through the holiday year. your holiday entitlement(s) will be pro-rated on this basis.

6.4If you leave the Company part way through the holiday year. your entitlement will be calculated in the same way. You will be paid for any holiday which has accrued during the final holiday year of your employment, but which has not been taken by the last day of your employment. If you have taken holiday in excess of your entitlement, you will be required to repay to the Company the relevant amount, which you agree may be deducted from your final salary payment or other sums otherwise owed from the Company pursuant to the Employment Rights Act 1996.

6.5The method of calculating a day's pay for holiday pay and unpaid leave will be your Basic Salary (or, if applicable, your Adjusted Salary) divided by 260 for full-time employees; for part-time employees. holiday pay will be calculated by the same method but on a pro-rated basis.

6.6	Holiday may only be carried over into a new holiday year if there are legitimate business reasons which have prevented you from taking your full allowance, and subject to authorisation by the head of your business area. Additional information regarding holidays is set out in the Employee Handbook.

7.	Employee Handbook
7.1The Company reserves the right to make alterations to the Employee Handbook at any time.

8.	Season ticket loan

8.1	You are eligible to apply for a loan to purchase an annual season ticket; the granting of such a loan will be entirely at the Company's discretion. This loan is interest-free and will be recovered monthly from your salary. The outstanding amount of any loan will become immediately repayable upon the termination of your employment or the surrender of the ticket.

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9.	Notice
9.1Subject to clause 10 below, in order to terminate your employment, either party will be required to give the other party written notice as follows:

9.1.1	from the Company to you:6 months (or the statutory minimum, if longer)

9.1.2	from you to the Company:6 months

9.2The Company will not be obliged to provide work to you at any time after notice of termination of your employment has been given either by you or by the Company and the Company may, at its discretion, take any one or more of the following steps in respect of all or part of an unexpired period of notice (Garden Leave):

9.2.1	require you to comply with such conditions as it may specify in relation to attending at, or remaining away from, the places of business of the Company and any company in the Janus Henderson Group;

9.2.2	assign you to other duties;

9.2.3	withdraw any powers vested in, or duties assigned to you; or

9.2.4	require you to take any outstanding holiday.

10.	Termination of employment without notice
10.1	Notwithstanding the notice periods set out in clause 9 above the Company may, by written notice, terminate your employment immediately and without compensation (except for salary and holiday pay accrued, due but unpaid) in any of the following circumstances:
10.1.1	if you are in serious or repeated default of any of your obligations of employment;
10.1.2if you are guilty of gross or persistent misconduct, dishonesty or any conduct tending to bring the Company into disrepute;

10.1.3if you are imprisoned for any reason or convicted of a crime other than a minor offence under the Road Traffic Acts;

10.1.4	you fail to achieve or maintain any relevant regulatory approval appropriate to your position;

10.1.5	if employment references and/or verified evidence of your qualifications, identity or right to work are not forthcoming or prove inadequate or

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unsatisfactory (where you have commenced employment before the Company has received such documentation); or

10.1.6	if you cease to be eligible to work in the UK.

11.	Location
11.1	Your normal place of work will be the London office of the Company or such other place within the United Kingdom as the Company may from time to time determine. You may also be required to travel to such places, whether in or outside the UK as the Company may from time to time require.

12.	Disciplinary and grievance procedures
12.1	Details of the Company's disciplinary and grievance procedures are contained in the Employee Handbook. These rules may be amended by the Company from time to time at its absolute discretion.
13.	Collective agreements
13.1	There are no collective agreements in force which directly affect your employment.
14.	Health and safety
14.1	You are required to observe such health and safety regulations as may from time to time be in force at your place of work. The health and safety policy is displayed on notice boards in the Company's London office.

15.Financial regulation
15.1	You have an obligation to act and conduct yourself in conformity with the rules of the FCA, any other regulatory organisation constituted in accordance with the Financial Services and Markets Act 2000 and any other relevant overseas regulatory authority.

15.2	All employees must comply and co-operate fully with all instructions, directions, requirements or requests made or imposed by or on behalf of our regulators under the relevant rules. In particular you must comply with all relevant principles, rules and requirements of the FCA including, in the case of Approved Persons, the "Statements of Principle" and the "Code of Practice" for Approved Persons. If you are an Approved Person you will also be required to comply with your Statement of Regulatory Responsibilities.

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15.3	You are required to comply with the rules for employees' personal investment transactions (the "Personal Code of Ethics"), relating to the purchase and sale of securities, details of which are enclosed.

16.	Confidentiality

16.1There is a need for strict confidentiality in connection with all the Company's business. You agree that you will not, either during your employment or thereafter, use to the detriment or prejudice of the Company or the Janus Henderson Group or, except in the proper course of your duties, divulge to any person any trade secret or any other confidential information concerning the business or affairs of the Company or the Janus Henderson Group, which may have come to your knowledge during your employment and you will use your best endeavours to prevent the publication or disclosure by others of any such trade secret or confidential information.

17.	Return of papers etc.

17.1	You will promptly, whenever requested by the Company and in any event upon the termination of your employment, deliver to the Company all lists of clients or customers. correspondence and all other documents, papers and records, including computer information and disks, which may have been prepared by you or have come into your possession, custody or control in the course of your employment, and you will not be entitled to and will not retain any copies thereof. Title and copyright therein will remain with the Company.

18.	Other employment

18.1During your employment, you must not be engaged in any other business without prior written consent of the Company.

19.Deductions
19.1We are entitled to deduct from your pay or any other sums payable to you by the Company any sums which you may owe us including (without limitation):

19.1.1	loans including advances of salary;

19.1.2	a day's pay for each day of unauthorised absence (including any unauthorised absence during your notice period or failure to make yourself available for work). Unauthorised absence means failure to notify us in accordance with the sickness notification provisions or to obtain our written consent before being absent from work other than as authorised by and subject to the terms of your contract.

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19.2	All sums payable by the Company will be subject to deductions required by law.
20.	Third party rights
20.1	You and the Company agree that any rights which a third party (other than a member of the Janus Henderson Group) may acquire under this contract of employment by reason of the Contracts (Rights of Third Parties) Act 1999 are excluded.

21.	Data protection
21.1	You are obliged to comply with our data protection policy set out in the Employee Handbook. We may treat any breach of the data protection policy as gross misconduct which may result in your immediate dismissal without notice.

21.2	You must not use any personal computer which is not under the custody or control of the Company (or other electronic equipment capable of holding/processing personal data) for any business of the Company without first obtaining authorisation from your manager. If you wish to change the nature and/or extent of such authorised usage you must first obtain approval from your manager.
21.3	If we instruct you to do so (and in any event when your employment terminates for whatever reason) you must surrender all manual data relating to any business of the Company and erase all data relating to any business of the Company from any computer to which you have access but which is not under the custody or control of the Company. In such circumstances you must also surrender (or destroy) any paper copies made of such data.

21.4	You agree that for the purposes of your employment with us:

21.4.1	we may process any data that we hold in respect of you (including any data provided to any company in the Janus Henderson Group even if this data was not provided in connection with your employment with us). The purposes include recruitment, pay and benefits, appraisals, promotions, development, redeployment, employee resourcing, marketing, public relations, job applications, training, transfers, proposed transfers of undertakings and shares, demotions, managing performance, managing sickness absence, administration, pay review, credit searches and other financial and employment checks, investigations, regulatory and statutory requirements, disciplinary proceedings, the data uses in the disciplinary code, appeals, grievances, resignations, dismissals, exit interviews, disciplinary warnings and

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other sanctions, references, certificates of employment and any other purposes similar to those listed in this clause.

21.4.2	we may share this data with and/or transfer it to any other company in the Janus Henderson Group either within or outside the United Kingdom and/or share it with the FCA or any other regulatory or statutory body to the extent necessary to satisfy any of our regulatory requirements. We may also share this data with any person firm or company to whom we have outsourced any function or to whom we are advertising or marketing our services.

21.5	By signing this Statement you consent to our processing any Sensitive Personal Data we hold in respect of you in connection with your employment with us. You further consent to our sharing and/or transferring any such data (where appropriate) to any other company in the Janus Henderson Group either within or outside the United Kingdom and/or sharing it with the FCA or any other regulatory or statutory body to the extent necessary to satisfy any of our regulatory requirements. For the purposes of this clause "Sensitive Personal Data" means any personal information relating to physical or mental health, racial or ethnic origins, political opinions, religious beliefs, sexual orientation, trade union membership and alleged or actual criminal offences or any proceedings for the offences committed or allegedly committed including the outcome of these.
21.6	Where we hold data about any third party which you have provided to us for the purposes of your employment (such as information about your dependants), you agree that you have been able to obtain the consent of that third party and that he/she is aware of the purposes for which such data is being held.

For the avoidance of doubt, processing includes the monitoring of your e-mails and computer use to the extent we consider necessary to ensure compliance with our e mail policy, legal and regulatory obligations and any other roles or policies which apply from time to time.

22.	Covenants

22.1	For the purposes of clause 22, Termination Date means the date of the termination of your employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

22.2	You covenant with the Company (for itself and as trustee and agent for each other company in the Janus Henderson Group) that you will not, whether directly or indirectly, on your own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

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22.2.1	during employment and for the period of 6 months following the Termination Date (subject to clause 22.3 below), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any company in the Janus Henderson Group with whom you had business dealings in the course of your employment in the 12 month period immediately prior to the Termination Date;

22.2.2	during employment and for the period of 6 months following the Termination Date (subject to clause 22.3 below), for the purposes of any business which competes or is about to compete with any business carried on by the Company or any company in the Janus Henderson Group, canvass, solicit, deal with or accept business or custom from or endeavour to canvass, solicit, deal with or accept business or custom from any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date, a client of the Company or any company in the Janus Henderson Group with whom you had business dealings in the course of your employment in that 12 month period. Nothing in this clause 22.2.1 prohibits the seeking or doing of business not in direct or indirect competition with the business of the Company or any Janus Henderson Group Company;

22.2.3	during employment and for the period of 6 months following the Termination Date (subject to clause 22.3 below), so as to compete with the Company or any company in the Janus Henderson Group, carry on, set up, be employed, engaged or interested in a business which is itself or is about to be in competition with the business of the Company or any company in the Janus Henderson Group as at the Termination Date with which you were actively involved during the 12 month period immediately prior to the Termination Date. It is agreed that in the event that any such business ceases to be in competition with the Company and/or any company in the Janus Henderson Group this paragraph will, with effect from that date, cease to apply in respect of such business. The provisions of this paragraph will not, at any time following the Termination Date, prevent you from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, will not prohibit the seeking or doing of business not in competition with the business of the Company or any company in the Janus Henderson Group.
22.4The period during which the restrictions referred to in clauses 22.2.1, 22.2.2 and 22.2.3 will apply following the Termination Date will be reduced by the amount of time during which, if at all, you are placed on garden leave under the provisions of clause 9.2.

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22.5	You agree that if, during your employment with the Company or the period of the restrictions set out in clauses 22.2.1, 22.2.2 and 22.2.3 (subject to the provisions of clause 22.3}, you receive an offer of employment or engagement, you will provide a copy of clause 22 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

22.6	You will, at the request and expense of the Company, enter into a separate agreement with any company in the Janus Henderson Group under the terms of which you will agree to be bound by restrictions corresponding to those contained in clauses 22.2.1, 22.2.2 and 22.2.3 (or such as may be appropriate in the circumstances}.

22.7	Each and every obligation under this clause 22 will be treated as a separate obligation and will be severally enforceable as such. If any restriction contained in this clause 22 will be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances but would be valid if part of the wording were deleted the said restriction will apply with such deletions as may be necessary to make it valid and effective.

23.	General
23.1	The headings to clauses are for convenience only and have no legal effect.

23.2	Any reference to 'Janus Henderson Group' means Janus Henderson Group plc and any and all of its subsidiaries (as such term is defined in s.1159 Companies Act 2006).

23.3The validity construction and performance of this contract will be governed by English law and subject to the exclusive jurisdiction of the English courts.

23.4	The Agreement sets out the entire agreement and understanding between you and the Company regarding the terms of your employment. This Agreement supersedes all prior discussions between you the Company and all representations terms and conditions and warranties (other than in relation to anything affecting your suitability for employment) whenever given and whether orally or in writing and any other contracts of employment (oral or written) which you may have from or with the Company, except that nothing herein will limit liability for fraud.

G. Fogo

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